Exhibit 99

RESIDEO RELEASES THIRD-QUARTER 2019 RESULTS IN-LINE WITH OCT. 22 PRELIMINARY RESULTS

Third Quarter Highlights

•	Net Revenue of $1.23 billion, up 2% year-over-year on a GAAP basis and 3% on a constant currency basis

•	Adjusted EBITDA of $79 million, down $38 million year-over-year; adjusted EBITDA of $114 million excluding Honeywell reimbursement agreement cash payments

•	GAAP Net Income of $8 million; adjusted Net Income of $23 million, or $58 million excluding Honeywell reimbursement agreement cash payments

•	GAAP Basic EPS of $0.07; adjusted EPS of $0.19

•	Reaffirming revised full-year guidance for revenue growth of 2% to 4% on a GAAP basis and adjusted EBITDA range of $330 million to $350 million

•	Launched a comprehensive operational and financial review focused on product cost and gross margin improvement, and G&A simplification

AUSTIN, Texas, Nov. 6, 2019 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today reported third-quarter financial results for the quarter ended Sept. 30, 2019. The company’s revenue and adjusted EBITDA (non-GAAP) for the third quarter are consistent with the expected results announced on a preliminary basis in October.

“I am disappointed in our results for the third quarter. While ADI continued its strong performance, results in our Products & Solutions segment were adversely impacted by volume declines, product and channel mix, inventory write-downs, and high product rebates from a pre-spin contract,” said Mike Nefkens, president and CEO of Resideo. “We remain confident in the fundamentals of our business. We are taking the following actions to improve business performance:

•	working with our channel partners to improve the positioning of the T-Series line of non-connected thermostats;

•	rebuilding value engineering and sourcing capabilities to drive increased gross margins; and

•	conducting a comprehensive operational and financial review of the company to simplify operations, increase gross margins, reduce cost structure, and drive sales growth.”

Third-Quarter Performance

Net Revenue for the third quarter was $1.23 billion, up 2% year-over-year on a GAAP basis and up 3% year-over-year on a constant currency basis (non-GAAP). Adjusted EBITDA (non-GAAP) was $79 million, or $114 million excluding the Honeywell reimbursement agreement cash payments (non-GAAP). Third-quarter Net Income was $8 million and adjusted Net Income (non-GAAP) was $23 million, or $58 million excluding the Honeywell reimbursement agreement cash payments. Basic and diluted earnings per share were $0.07 and $0.08, respectively, and adjusted basic and diluted earnings per share (non-GAAP) was $0.19.

1

In the third quarter, the ADI Global Distribution business continued its strong growth. The Products & Solutions segment experienced revenue declines.

ADI Global Distribution revenue increased by 6%, and 7% on a constant currency basis year-over-year. Segment performance was driven by solid growth across all regions. Segment adjusted EBITDA increased year-over-year by 12%. Growth in the quarter was enhanced by an ongoing focus on digital transformation, designed to create a seamless experience for professionals online and in the 200 stocking locations around the world. ADI continued to expand its footprint in the third quarter, including opening and remodeling branches in Eastern Europe.

Products & Solutions revenue decreased by 3% and 1% on a constant currency basis year-over-year, driven by declines in the Comfort and Residential Thermal Solutions (RTS) gas combustion businesses. Segment adjusted EBITDA for the third quarter decreased year-over-year by 38% due to revenue decline, negative product and channel mix, inventory write-downs, and higher customer rebates.

Water products grew double digits in North America and Resideo expects continued growth with the launch of the Buoy® Whole Home Water Controller in the fourth quarter. Registered connected customers have shown strong growth from 4.7 million in 2017 to more than 6.3 million at the end of the third quarter 2019.

The RTS business experienced a slowdown across large OEM customers, which included impacts by recent regulatory changes. The Comfort business revenue declines were primarily due to lower thermostat sales. Resideo believes a poor pre-spin transition from the prior generation of non-connected thermostats to the T-Series line impacted the adoption of mid-level T-Series thermostats and related profit margins. The revenue and margin effects became more pronounced in the third quarter after the prior generation of non-connected thermostats was discontinued. The company is working with its channel partners to enhance and better position the T-Series and expects improvement in 2020.

The company’s new generation of security products and connected thermostats have experienced solid growth. However, these products have yet to benefit from lifecycle value engineering, adversely impacting full-year 2019 Products & Solutions segment gross margins. The company is actively investing in its value engineering team and anticipates improvement to gross margins over the next 18 months.

Cash Flow Generation

The company reported a use of cash from operations of $70 million for the nine months ended Sept. 30, 2019, driven largely by increased inventory and cash payments related to the Honeywell reimbursement agreement.

2

Total debt increased $52 million to $1.25 billion. Liquidity remains strong and is supported by a $350 million revolving credit facility, under which $60 million was outstanding as of the quarter end.

Full-Year Guidance

The company expects the third-quarter headwinds to continue into the peak winter demand period, which is expected to reduce previously anticipated full-year 2019 Products & Solutions segment revenue by approximately $110 million. Approximately $66 million of this expected shortfall is from Comfort, $22 million is from RTS, and $22 million is from Security.

Full-year adjusted EBITDA guidance was reduced due to the lower revenues, higher-than-anticipated contractual customer rebates, inventory write-downs, and continued mix headwinds.

As noted in its October preliminary release, Resideo updated its full-year 2019 guidance for GAAP revenue growth of 2% to 4%, as compared to the previously expected range of 2% to 5%. The company also updated its full-year 2019 adjusted EBITDA guidance to be in the range of $330 million to $350 million, compared to the previously expected range of $410 million to $430 million.

Operational and Financial Review

Resideo has begun a comprehensive operational and financial review, to be overseen by the independent directors of Resideo’s board, and has retained industry-recognized experts in supply chain optimization and organizational excellence to assist in the review.

The review will build upon the previously announced cost optimization program, which is on track and expected to achieve approximately $15 million in realized savings in 2019 and $50 million in run-rate savings by the end of 2020.

“As a spinoff from a much larger business, we believe we have a significant opportunity to right-size our infrastructure and simplify our core processes,” said Bob Ryder, interim CFO of Resideo. “This is designed to reduce our direct and G&A costs, increase profit margins, and enable a path to higher sales growth.”

Resideo plans to discuss project savings, costs and expected timelines in conjunction with the announcement of its fourth-quarter and full-year 2019 financial results, expected in February 2020.

3

Table 1: Summary of Financial Results - Segment

($ millions)

	3Q 2019	3Q 2018	% Change
Products & Solutions
Revenue (1)	512	526	-3%
Constant Currency (Non-GAAP)			-1%
Segment Adjusted EBITDA (2)(3)	66	107	-38%
ADI Global Distribution
Revenue	714	674	6%
Constant Currency (Non-GAAP)			7%
Segment Adjusted EBITDA (2)(3)	48	43	12%
Total Company
Revenue	1,226	1,200	2%
Constant Currency (Non-GAAP)			3%
Adjusted EBITDA (Non-GAAP) (4)	79	117	-32%

1)

Represents Product & Solutions revenue, net of intersegment revenue of $83 million and $228 million for the three and nine months ended September 30, 2019 and $77 million and $236 million for the three and nine months ended September 30, 2018, respectively. ADI Global Distribution does not have any intersegment revenue.

2)	Excludes $2 million and $9 million of estimated stand-alone costs for the three and nine months ended September 30, 2018 which is included in adjusted EBITDA (non-GAAP).
3)	Table 7 includes a Reconciliation of Segment Adjusted EBITDA (non-GAAP) to Income (loss) before taxes.
4)	Table 6 includes a Reconciliation of Net income to Adjusted EBITDA (non-GAAP).

Conference Call

Resideo will hold a conference call with investors on Nov. 7, 2019, at 8:30 a.m. EST. To join the conference call, please dial 888-599-8688 (domestic) or +1 323-994-2135 (international) approximately 10 minutes before it starts. Please mention to the operator that you are dialing in for Resideo’s third quarter 2019 earnings call or provide the conference code 934775. A replay of the conference call will be available from 12:30 p.m. EST Nov. 7, until 12:30 p.m. EST Nov. 14, by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international). The access code is 9530930.

A real-time audio webcast of the presentation will be accessible at https://investor.resideo.com, where related materials will be posted before the presentation, and a replay of the webcast will be available for 30 days following the presentation.

About Resideo

Resideo is a leading global provider of critical comfort and security solutions primarily in residential environments and distributor of low-voltage electronic and security products. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. Resideo is a $4.8 billion company with approximately 13,000 global employees. For more information about Resideo, please visit www.resideo.com.

Contacts:

Media:	Investors:
Trent Perrotto	Michael Mercieca
(512) 726-3512	(512) 779-8646
trent.perrotto@resideo.com	michael.mercieca@resideo.com
investorrelations@resideo.com

Table 2: CONSOLIDATED AND COMBINED INTERIM STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in millions except per share data)
Net revenue	$1,226	$1,200	$3,684	$3,561
Cost of goods sold	937	853	2,786	2,525

Gross profit	289	347	898	1,036
Selling, general and administrative expenses	230	219	712	648

Operating Profit	59	128	186	388
Other expense, net	35	144	54	320
Interest expense	16	2	51	2

Income (loss) before taxes	8	(18)	81	66
Tax expense (benefit)	—	(329)	36	(323)

Net income	$8	$311	$45	$389

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	122,770	122,967	122,681	122,967
Diluted	123,244	122,967	123,404	122,967
Earnings Per Share
Basic	$0.07	$2.53	$0.37	$3.16
Diluted	$0.06	$2.53	$0.36	$3.16

Table 3: CONSOLIDATED INTERIM BALANCE SHEET (UNAUDITED)

	September 30,	December 31,
	2019	2018
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$132	$265
Accounts receivable	845	821
Inventories	729	628
Other current assets	134	95

Total current assets	1,840	1,809
Property, plant and equipment – net	306	300
Goodwill	2,632	2,634
Other intangible assets – net	125	133
Other assets	230	96

Total assets	$5,133	$4,972

LIABILITIES
Current liabilities:
Accounts payable	$932	$964
Short-term portion of debt	88	22
Accrued liabilities	531	503

Total current liabilities	1,551	1,489
Long-term debt	1,165	1,179
Obligations payable to Honeywell	580	629
Other liabilities	264	142
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 123,382 and 122,967 shares issued and 122,786 and 122,499 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	1,751	1,720
Treasury stock, at cost	(3)	—
Retained earnings	47	2
Accumulated other comprehensive loss	(222)	(189)

Total equity	1,573	1,533

Total liabilities and equity	$5,133	$4,972

Table 4: CONSOLIDATED AND COMBINED INTERIM STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2019	2018
	(Dollars in millions)
Cash flows (used for) provided by operating activities:
Net income	$45	$389
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	55	49
Repositioning charges, net of payments	12	(4)
Stock compensation expense	22	15
Deferred income taxes	(3)	(275)
Other noncash expense	13	17
Changes in assets and liabilities:
Accounts, notes and other receivables	(27)	(11)
Inventories	(109)	(142)
Other current assets	(13)	(4)
Other assets	(6)	(6)
Accounts payable	(23)	151
Accrued liabilities	(6)	(15)
Obligations payable to Honeywell	(49)	—
Other liabilities	19	211

Net cash (used for) provided by operating activities	(70)	375

Cash flows used for investing activities:
Expenditures for property, plant, equipment and software	(66)	(63)
Cash paid for acquisitions, net of cash acquired	(17)	—
Proceeds received related to amounts due from related parties	—	7

Net cash used for investing activities	(83)	(56)

Cash flows provided by (used for) financing activities:
Net proceeds from revolving credit facility	60	—
Repayment of long-term debt	(11)	—
Non-operating obligations paid to Honeywell, net	(24)	—
Payments related to amounts due to related parties, net	—	(1)
Tax payments related to stock vestings	(3)	—
Net (decrease) in invested equity	—	(300)
Cashflow provided by cash pooling	—	115

Net cash provided by (used for) financing activities	22	(186)

Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(5)

Net (decrease) increase in cash and cash equivalents	(133)	128
Cash and cash equivalents at beginning of period	265	56

Cash and cash equivalents at end of period	$132	$184

Table 5: RECONCILIATION OF NET INCOME (UNAUDITED) TO ADJUSTED NET INCOME (NON-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in millions except per share data)
Net income (GAAP)	$8	$311	$45	$389
Environmental expense (1)	—	146	—	322
Honeywell reimbursement agreement expense (2)	35	—	57	—
Estimated stand-alone costs (3)	—	—	—	4
Stock compensation expense (4)	8	6	22	15
Repositioning charges	9	—	34	5
Other (5)	19	—	65	1
Income tax adjustments (6)	(21)	(355)	(31)	(415)

Adjusted Net Income excluding Honeywell reimbursement agreement payments (Non-GAAP)	58	108	192	321
Assumed cash payments related to Honeywell Reimbursement Agreement (7)	(35)	(35)	(105)	(105)

Adjusted Net Income (Non-GAAP)	$23	$73	$87	$216

Adjusted Earnings Per Share (Non-GAAP)
Basic adjusted net income per share (Non-GAAP)	$0.19	$0.59	$0.71	$1.76
Diluted adjusted net income per share (Non-GAAP)	$0.19	$0.59	$0.71	$1.76

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $19 million and $53 million in cost directly related to the Spin-Off, $0 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and nine months ended September 30, 2019. For the three and nine months ended September 30, 2018, Other represents other non-operating (income) expense. The nine months ended September 30, 2019 includes an adjustment for $6 million of costs directly related to the Spin-Off. Costs from prior quarters of 2019 were identified during the third quarter as Spin-Off costs and are now included in our nine months ended adjustments.

(6)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of discrete tax items, including the income tax impacts of the Tax Act. The tax effect of pre-tax items excluded from Adjusted Net Income is computed by adjusting the annualized effective tax rate to exclude the pre-tax non-GAAP adjustments noted above. The Income Tax Adjustment for the three and nine months ended September 30, 2018 has been revised to use this methodology, rather than statutory tax rates. This change in methodology increased the Income Tax Adjustment benefit and decreased Adjusted Net Income by $15 million and $49 million for the three and nine months ended September 30, 2018, respectively.

(7)

We are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 6: RECONCILIATION OF NET INCOME (UNAUDITED) TO ADJUSTED EBITDA (NON-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in millions)
Net income (GAAP)	$8	$311	$45	$389
Net interest expense (income)	16	—	49	(1)
Tax expense (benefit)	—	(329)	36	(323)
Depreciation and amortization	19	16	55	49

EBITDA (Non-GAAP)	43	(2)	185	114
Environmental expense (1)	—	146	—	322
Honeywell reimbursement agreement expense (2)	35	—	57	—
Estimated stand-alone costs (3)	—	2	—	9
Stock compensation expense (4)	8	6	22	15
Repositioning charges	9	—	34	5
Other (5)	19	—	65	1

Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP)	114	152	363	466
Assumed cash payments related to Honeywell Reimbursement Agreement (6)	(35)	(35)	(105)	(105)

Adjusted EBITDA (Non-GAAP)	$79	$117	$258	$361

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $19 million and $53 million in cost directly related to the Spin-Off, $0 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and nine months ended September 30, 2019. For the three and nine months ended September 30, 2018, Other represents other non-operating (income) expense. The nine months ended September 30, 2019 includes an adjustment for $6 million of costs directly related to the Spin-Off. Costs from prior quarters of 2019 were identified during the third quarter as Spin-Off costs and are now included in our nine months ended adjustments.

(6)

Pursuant to the Honeywell Reimbursement Agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 7: RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO COMBINED INCOME FROM CONTINUING OPERATIONS BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in millions)
Products & Solutions Segment Adjusted EBITDA	$66	$107	$222	$333
ADI Global Distribution Segment Adjusted EBITDA	48	43	141	124

Segment Adjusted EBITDA (1)	114	150	363	457
Environmental expense (2)	—	(146)	—	(322)
Honeywell reimbursement agreement expense (3)	(35)	—	(57)	—
Net interest (expense) income	(16)	—	(49)	1
Depreciation and amortization	(19)	(16)	(55)	(49)
Stock compensation expense (4)	(8)	(6)	(22)	(15)
Repositioning charges	(9)	—	(34)	(5)
Other (5)	(19)	—	(65)	(1)

Income (loss) before taxes	$8	$(18)	$81	$66

(1)	Excludes $2 million and $9 million of estimated stand-alone costs for the three and nine months ended September 30, 2018, which is included in adjusted EBITDA (Non-GAAP).
(2)	Represents historical environmental expenses as reported under 100% carryover basis.
(3)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $19 million and $53 million in cost directly related to the Spin-Off, $0 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and nine months ended September 30, 2019. For the three and nine months ended September 30, 2018, Other represents other non-operating (income) expense. The nine months ended September 30, 2019 includes an adjustment for $6 million of costs directly related to the Spin-Off. Costs from prior quarters of 2019 were identified during the third quarter as Spin-Off costs and are now included in our nine months ended adjustments.

Table 8: RECONCILIATION OF CONSTANT CURRENCY REVENUE % CHANGE

	Three Months Ended September 30,	Nine Months Ended September 30,
	2019	2019
	(Dollars in millions)
Products & Solutions revenue (decline) growth
Net Products & Solutions revenue (decline) growth (GAAP)	$(14)	$33
% Change	-3%	2%
Exclude: Foreign currency translation	-2%	-3%
Constant currency (decline) growth (Non-GAAP)	-1%	5%
ADI Global Distribution revenue growth
Net ADI Global Distribution revenue growth (GAAP)	$40	$90
% Change	6%	5%
Exclude: Foreign currency translation	-1%	-1%
Constant currency growth (Non-GAAP)	7%	6%
Total revenue growth
Total revenue growth (GAAP)	$26	$123
% Change	2%	3%
Exclude: Foreign currency translation	-1%	-2%
Constant currency growth (Non-GAAP)	3%	5%

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, such as guidance regarding full-year 2019, our ability to realize cost reductions over the lifecycle of our products and realize related gross margin opportunity, the commencement, progress and results of the comprehensive operational and financial review, including our ability to improve operating margins, core business processes, direct product costs, and G&A, our cost optimization program and our ability to achieve $15 million of realized savings in 2019 and $50 million of run-rate savings by the end of 2020, and our ability to work with our professional partners to better position the T-Series and the related expected significant sales improvement in 2020, each of which speak only as of the date of this release. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This release includes EBITDA, adjusted EBITDA, adjusted EBITDA excluding Honeywell reimbursement agreement payments, adjusted Net Income, adjusted Net Income excluding Honeywell reimbursement agreement payments, adjusted basic and diluted earnings per share, constant currency growth, and other financial measures not compliant with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted for certain items above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provide useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to the tables above in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. We believe EBITDA, adjusted EBITDA excluding Honeywell reimbursement agreement payments, adjusted Net Income, adjusted Net Income excluding Honeywell reimbursement agreement payments, adjusted basic and diluted earnings per share, and constant currency growth are important indicators of operating performance. They should be read in connection with our financial statements presented in accordance with GAAP.

A reconciliation of adjusted EBITDA to the corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the impact and timing on future operating results arising from items excluded from these measures, particularly environmental expense, Honeywell reimbursement agreement expense or gain, stock compensation expense, repositioning charges, and other non-operating expense (income).